Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Ashley Johnson, Media Relations                Joe Taylor, Investor Relations
(800) 775-7290                        (972) 770-9040

BRINKER INTERNATIONAL ANNOUNCES DIVIDEND INCREASE, STOCK REPURCHASE AUTHORIZATION

DALLAS (Aug. 20, 2015) - The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.32 per share on the common stock, representing a 14 percent increase in Brinker’s quarterly dividend. The dividend will be payable Sept. 24, 2015 to shareholders of record as of Sept. 4, 2015.

Brinker’s Board of Directors also authorized an additional $250 million in share repurchases.  With the additional amount, Brinker will have approximately $567 million in available authorization as of today’s date.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 24, 2015, Brinker owned, operated, or franchised 1,629 restaurants under the names Chili's® Grill & Bar (1,580 restaurants) and Maggiano's Little Italy® (49 restaurants).

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